UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2013

Cytomedix, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

209 Perry Parkway, Suite 7, Gaithersburg, MD 20877

(Address of Principal Executive Office) (Zip Code)

240-499-2680

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information set forth under Item 5.02 in this Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Resignation of Andrew S. Maslan, the Company’s CFO

On March 29, 2013, Andrew S. Maslan, the Chief Financial Officer of Cytomedix, Inc. (the “Company”), tendered his resignation as the Company’s CFO and Secretary effective as of May 10, 2013. Mr. Maslan’s departure was not due to any disagreement with the Company. The Company is thankful to Mr. Maslan for his years of service as the Company’s CFO. The Company and Mr. Maslan executed a Separation Agreement dated as of March 30, 2013 (the “Separation Agreement”), which was approved by the Compensation Committee and the independent members of the Board of Directors (the “Board”).

The Separation Agreement provides Mr. Maslan with certain payments and benefits upon termination of employment consistent with the terms and provisions of the “not for cause” termination of his employment agreement with the Company. In addition, the Company and Mr. Maslan agreed, among other things, that the unvested portion of his December 2011 option grant representing 33,334 options will vest immediately upon execution of the Separation Agreement. Further, Mr. Maslan’s stock options previously awarded by the Company and vested as of the date of the Separation Agreement will remain in full force and effect and will continue to be governed by the terms of the applicable stock option grant notices and agreements between him and the Company. The parties to the Separation Agreement executed releases with respect to certain claims enumerated in the Separation Agreement. In addition, Mr. Maslan made additional representations and covenants, including, among others, covenant not to sue, not to solicit the Company’s personnel, not to disparage the Company and related parties, and to keep the Company’s information confidential. The Separation Agreement also contains certain other provisions that are customary in agreements of this nature.

Appointment Steven S. Shallcross as the Company’s EVP, CFO, Secretary and Treasurer

On March 30, 2013, the Board appointed Mr. Steven S. Shallcross as the Company’s Executive Vice President, Chief Financial Officer, Secretary and Treasurer, commencing on as of May 10, 2013. Mr. Shallcross, 51, is a Certified Public Accountant. From July 2012 to present, Mr. Shallcross held the offices of Executive VP, Chief Financial Officer and Treasurer of Empire Petroleum Partners, LLC, a motor fuel distribution company. From July 2011 to March 2012, Mr. Shallcross was Acting Chief Financial Officer for Sensors for Medicine and Science, Inc., a privately held medical device company in Germantown, MD. From January 2009 to March 2011, he was Executive Vice President and Chief Financial Officer at Innocoll Holdings, Inc., a private held biopharmaceutical company in Ashburn, VA. From November 2005 to January 2009, he was Senior Vice President, Chief Financial Officer and Treasurer of Vanda Pharmaceuticals Inc., a Nasdaq (VNDA) listed biopharmaceutical company in Rockville, MD. Mr. Shallcross holds an MBA degree from the University of Chicago, Booth School of Business (1994) and a BS in Accounting degree from University of Illinois (1983).

There is no arrangement or understanding between Mr. Shallcross and any other persons pursuant to which he was appointed as discussed above. Nor are there any family relationships between him and any executive officers and directors. Further, there are no transactions involving the Company which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act.

In addition, the Board also approved the terms and provisions of Mr. Shallcross’ employment with the Company as set forth in certain Employment Letter dated March 30, 2013, to include, among others: (i) base salary of USD$290,000 per annum, subject to review by the Board for subsequent increases on an annual basis; (ii) a grant of stock options under the Company’s Long-Term Incentive Plan to purchase 600,000 shares of the Company’s common stock at an exercise price per share of $0.51, the closing price of the Company’s common stock on April 1, 2013, vesting in equal installments over three years after the issuance date, (iii) an opportunity to earn an annual bonus in the amount of up to 40% of his annual base salary, subject to the Board’s review and approval, (iv) provisions relating to termination of his employment with or without cause as well as terminations for change in control of the Company. In addition, the foregoing Employment Letter also contains non-solicitation, non-disparagement, non-competition and other covenants and provisions customary for agreements of this nature.

First Addendum to the COO Employment Letter

Effective as of March 30, 2013, following the review and recommendation of the Compensation Committee, the Board also approved and the Company executed First Addendum to the Letter Agreement, dated February 8, 2012, by and between the Company and Edward L. Field, the Company’s Chief Operating Officer. Under the terms of this Addendum, (i) beginning on April 1, 2013, Mr. Field’s annual base salary was increased to $290,000, subject to annual review by the Compensation Committee, (ii) Mr. Field will be eligible to earn up to 40% of his annual salary as an annual bonus, subject to meeting evaluation criteria established by the Compensation Committee of the Board, in consultation with the Company’s Chief Executive Officer, and (iii) in addition to his title of the Chief Operating Officer of the Company, Mr. Field also carries the title of Executive Vice President of the Company. The foregoing is a summary of First Addendum and is qualified in its entirety by reference to such agreement.

Item 8.01	Other Events

On April 3, 2013, the Company issued a press release relating to the foregoing changes, a copy of which release is set forth in Exhibit 99.1.

Item 9.01	Exhibits

99.1	Press release dated April 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Martin P. Rosendale
Martin P. Rosendale
Chief Executive Officer

Date: April 3, 2013